Exhibit 10.8

ELEVENTH AMENDMENT TO THE
FIRST MIDWEST BANCORP, INC. SAVINGS AND PROFIT SHARING PLAN
AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1998

WHEREAS, First Midwest Bancorp, Inc. (the "Company") maintains the First Midwest Bancorp Inc. Savings and Profit Sharing Plan as amended and restated effective January 1, 1998 (the "Plan"); and,

WHEREAS, it is now deemed desirable and in the best interest of participants and beneficiaries to amend certain provisions of the Plan;

NOW THEREFORE, pursuant to the power reserved to the undersigned officer of the Company in accordance with the authorizations and directions of the Board of Directors of the Company, the Plan is hereby amended effective January 1, 2006 in the following particulars

1. Subsection 3.3(c) is restated as follows:

"(c) Net earnings or losses to be refunded with the excess Before-Tax Contributions shall be equal to the net earnings or losses on such contributions for the Plan Year in which the contributions were made and, for Plan Years 2006 and 2007, for the period after the close of such Plan Year and through the day before the distributions (the "Gap Period"). The net earnings or losses allocable to excess Before-Tax Contributions for the Plan Year and the Gap Period shall be determined in the manner set forth in Article 4 and in all events in accordance with the provisions of Treasury Regulations Section 1.401(k)-2(b)(2)."

2. Subsection 6.9(b) is restated as follows:

"(b) The determination of whether a Participant has an immediate and heavy financial need is to be made by the Committee on the basis of all relevant facts and circumstances. A distribution will be deemed to be on account of an immediate and heavy financial need only if made on account of:

(i) Medical expenses described in Section 213(d) of the Code incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Code Section 152 and without regard to Section 152(d)(1)(B)) or necessary for these persons to obtain such medical care;

(ii) The purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii) Payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, the Participant's spouse, for children, or dependents;

(iv) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence;

(v) Payments relating to burial or funeral expenses for the Participant's deceased parent, spouse, children, or dependents (as defined in Code Section 152 and without regard to Section 152(d)(1)(B));

(vi) Expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(vii) Any other event or expense deemed an immediate and heavy financial need by the Committee or by the Department of the Treasury regulations."
/s/ JOHN M. O'MEARA John M. O'Meara President and Chief Executive Officer Date: 12/21/06

CERTIFICATE

I,  /s/ BARBARA E. BRIICK  do hereby certify that I am the Corporate Secretary of First Midwest Bancorp, Inc.. (the "Company"), a Delaware corporation, and as such I am the keeper of the corporate seal and of the minutes and records of the Company; that attached hereto is a complete, true and correct copy of the Eleventh Amendment to the First Midwest Bancorp Inc. Savings and Profit Sharing Plan, as amended and restated as of January 1, 1998 (the "Eleventh Amendment"), which Eleventh Amendment was duly adopted by the appropriate officer of the Company on December  29 , 2006; and that said Eleventh Amendment has not been rescinded or modified in any manner and remains in full force and effect.

WITNESS my signature and seal of the Company this  29  day of December, 2006.

/s/ BARBARA E. BRIICK Secretary (SEAL)